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                                                                   EXHIBIT 10.47
[INTRACEL LOGO]


August 25, 1998


Patricia A. Barnett
23 West Springhollow Drive
Hopewell, NJ 08525

Dear Pat:

I am pleased to extend the offer outlined below for you to become the Vice President, Reimbursement of Intracel Corporation. The terms of our offer are as follows:

Title:              Vice President, Reimbursement

Supervision/        Daniel Reale, President, OncoVax Division
Reporting:

Responsibilities:   You will oversee the development and implementation of
                    strategies for attaining reimbursement for OncoVAX Division products in the United States and Europe. You will be responsible for the development and implementation of systems to process claims and collect receivables in a timely fashion. You will be expected to work with consulting groups to develop strategies for addressing the requirements in all countries where OncoVAX is established as well as to oversee the development of health economic studies to support reimbursement. You will be responsible for making presentations to appropriate reimbursement authorities and for developing case management programs to handle prior authorizations and inquiries from pairs and for developing standards to measure success in attaining collection goals by country and pair group. You will also be responsible for overseeing the development of billing procedures and hiring of appropriate staff to support the timely processing of claims. Finally, you will be a member of the OncoVAX Division management group.

Salary:             $132,500/annually with a 6 month salary review.
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Patricia A. Barnett
August 13, 1998
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
Performance Bonus
Incentives:              You will be eligible to receive a
                         performance-based bonus up to 50% of your base salary.

                         Bonus guarantee: We will effectively guarantee the amount of $25,000 as your bonus for 1998. This bonus will be paid to you during the first quarter of 1999.

Incentive Stock          You will receive 35,000 Incentive Stock Options at the
Options:                 minimum exercise price to vest in accordance with the
                         following:

                         Employment                                     25%
                         At 1st Anniversary                             25%
                         At 2nd Anniversary                             25%
                         At 3rd Anniversary                             25%

                         Accelerated Vesting: If you achieve your first year's objectives, you will also vest 50% of the Year 2
                         Options. If you achieve your second year's objectives, you will also vest 50% of the Year 3 Options.

Performance Review:      A performance review will be completed six months
                         following commencement of employment with the Company
                         and annually, thereafter.

Vacation:                Three weeks per year.

Other Benefits:          You will become eligible for participating in the
                         following benefits following a 90-day waiting period
                         o The Company's Health Plan
                         o 401K Plan

Relocation Allowance:    The Company will reimburse your moving and housing
                         expenses up to a maximum of $35,000. The Company will
                         work with you to provide reasonable assistance, if
                         necessary, in connection with your relocation to the
                         Rockville area. The Company will also reimburse you for
                         reasonable costs relating to temporary housing until
                         you purchase a residence or for up to three months
                         (whichever comes first). Any reasonable expenses in
                         excess of $35,000 will be negotiable.

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Patricia A. Barnett
August 13, 1998
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Severance:               Six months, if for no cause.

Change in Control:       A Change-In-Control is defined as including a merger of
                         the Company whereby the Company no longer exists as a separate entity, the Company survives the merger only as a subsidiary of another corporation, or for the merger of another corporation into the Company which survives if; as a result of such merger less than sixty percent (60%) of the outstanding voting securities of the Company shall be owned in the aggregate immediately after such merger by the owners of the voting shares of the Company outstanding immediately prior to such merger. In the event of a Change-In-Control, all of your stock options will be vested 100% and your salary for one year paid to you in lump sum immediately after the Change-In-Control occurs. A letter will be provided that will further describe additional definitions of a Change-In-Control and any additional benefits that will become payable.

Start Date:              September 1, 1998.

At the commencement of your employment, you will also be required to sign an Employment and Confidentiality Agreement under the terms of which you will agree, amongst other things, that everything you develop at Intracel will be the sole property of the Company and that you will not disclose any confidential or proprietary information to third parties.

As a condition of employment, you must meet the requirements of the Immigration Reform and Control Act of 1986. Employment is also contingent upon submitting to a drug screening test, for which a negative result is required.

Please review the terms of this offer carefully, call me with any questions, and if you are in agreement with these terms of employment, please return a signed duplicate copy of this offer letter to me indicating your acceptance. By signing this letter, you will agree that this letter contains the entire agreement between Intracel Corporation and yourself and that you have not been offered, either verbally or in writing, any additional inducements or been made any other promises relating to your employment with the Company.
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Patricia A. Barnett
August 13, 1998
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Pat, it has been our pleasure to make your acquaintance during the course of our recruitment for this position. We have full confidence in your ability to be a very successful Vice President, Reimbursement at Intracel and we look forward to working with you in the near future.

Sincerely yours,


/s/ Daniel Reale


Daniel Reale
President, OncoVax Division





Agreed to and Accepted:


       8/26/98                    /s/ Patricia A. Barnett
----------------------        -------------------------------
        Date                         Patricia A. Barnett